Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2009, relating to the consolidated financial statements of GeoMet, Inc. and subsidiaries and the effectiveness of GeoMet, Inc. and subsidiaries’ internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of ASC 740-10-25 (Financial Accounting Standards Board Interpretations No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 on January 1, 2007)), appearing in the Annual Report on Form 10-K of GeoMet, Inc. and subsidiaries for the year ended December 31, 2008.

/s/    DELOITTE & TOUCHE LLP

Houston, Texas

November 13, 2009